UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 22, 2004

NEWELL RUBBERMAID INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9608 (Commission File Number)	36-3514169 (IRS Employer Identification No.)

10 B Glenlake Parkway Suite 600 Atlanta, Georgia (Address of Principal Executive Offices)	30328 (Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 407-3800

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
SIGNATURES

Item 2.06. Material Impairments.

As disclosed in Newell Rubbermaid Inc.’s (the Company’s) Annual Report on Form 10-K, the Company conducts its annual test of impairment for goodwill and other indefinite-lived intangible assets in the third quarter. The Company also tests for impairment if events or circumstances occur subsequent to the Company’s annual impairment tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company performs the annual impairment testing in the third quarter because it coincides with its annual strategic planning process for all of its businesses.

The annual strategic planning meeting provides a forum for executive management to review changes recommended by division and group management in the long-term strategy of the individual businesses and approve specific initiatives. At the planning session, division management teams present their long-term vision for the business and recommend changes in response to internal and external factors, which may impact the valuation of long-lived assets, including goodwill, other intangible assets, and fixed assets. Additionally, these meetings are used to discuss the current business environment and outlook, as well as overall brand strategy.

Subsequent to the recent planning meetings, the Company performed its impairment testing of indefinite-lived intangible assets, giving consideration to underlying strategic and economic changes in the business. Additionally, the Company tested its other long-lived assets for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The results of the impairment testing were reviewed and discussed with the Audit Committee of the Board of Directors, which agreed with management’s recommendations and concluded on October 22, 2004, that the impairment charges described below are required under generally accepted accounting principles.

Testing Approach

Goodwill

The goodwill impairment test requires that a company estimate the fair value of the business enterprise at the reporting unit level, that is, the operating segment or one reporting level below the operating segment. The fair value of a reporting unit was calculated with the assistance of an independent third party valuation specialist using discounted cash flows. The discounted cash flows were estimated utilizing various assumptions regarding future revenue and expenses, working capital, terminal value, and discount rates. The underlying assumptions used were consistent with those used in the strategic plan. If the fair value of the reporting unit was less than its carrying amount at the valuation date, an impairment loss was recognized to the extent that the implied fair value of the goodwill within the reporting unit was less than the recorded amount of goodwill.

Other Indefinite-Lived Intangible Assets, primarily Trademarks and Tradenames

The impairment test for other indefinite-lived intangible assets, primarily trademarks and tradenames (intangible assets), requires that a company determine the fair value of the intangible asset. Generally, the fair value of the intangible assets was calculated with the assistance of an independent third party valuation specialist using discounted cash flows associated with the underlying intangible asset. The discounted cash flows were estimated utilizing various assumptions regarding future revenue and expenses, working capital, terminal value, and discount rates. The underlying assumptions used were consistent with those used in the strategic plan. The fair value of the intangible asset was then compared to the carrying value. If the fair value of the intangible asset was less than its carrying amount, an impairment charge was recorded.

Other Long-Lived Assets, primarily Fixed Assets and Patents

In accordance with SFAS No. 144, the Company evaluated if there were impairment indicators present related to its fixed assets and other long-term assets. If impairment indicators were present, future cash flows related to the asset group was estimated. The sum of the undiscounted future cash flows attributable to the asset group was then compared to the carrying amount of the asset group. The cash flows were estimated utilizing various assumptions regarding future revenue and expenses, working capital, and proceeds from asset disposals on a basis consistent with the strategic plan. If the carrying amount exceeded the sum of the future undiscounted future cash flows, the Company discounted the future cash flows using a risk-free discount rate and recorded an impairment charge as the difference between the discounted cash flows and the carrying value of the asset group. Generally, the Company performed its testing of the asset group at the product-line level, as this is the lowest level for which identifiable cash flows are available.

As a result of the impairment testing described above, the Company recorded a noncash $348.9 million ($332.8 million, net of tax) impairment charge in the third quarter as follows:

		Other	Other Long-Lived
		Indefinite-Lived	Assets (Fixed
Segment	Goodwill	Intangible Assets	Assets / Patents)	Total
Cleaning & Organization	$34.0	$—	$45.7	$79.7
Office Products	138.8	93.8	8.6	241.1
Home Fashions	8.4	13.3	3.9	25.6
Tools & Hardware	—	—	1.0	1.0
Other	—	—	1.5	1.5

Total	$181.2	$107.1	$60.6	$348.9

Cleaning & Organization

The European cleaning and organization business was previously classified in the fix portfolio of the Company’s business, as management believed that the restructuring and other investments made in the business would produce favorable returns in the future. These expected returns have not materialized and the Company is currently exploring alternatives for this business. Accordingly, an impairment charge was recorded to write the long-lived assets down to fair value (disposal value). The write-down of fixed assets is expected to decrease depreciation expense in 2005 by approximately $5 million.

Office Products

The impairment charge recorded in the office products segment is primarily a result of three factors:

•	Prior year restructuring activity related to a product line in the European business has not resulted in the expected returns, and management is currently exploring alternatives for this product line. Accordingly, an impairment charge was recorded to write the long-lived assets down to fair value (disposal value). The impairment charge recognized on this product line was $80.8 million, of which $8.6 million related to the write-down of fixed assets. The write-down of fixed assets is expected to decrease depreciation expense in 2005 by approximately $1 million.

•	In the European business, the Company has historically promoted and supported several different brands in the everyday writing category. In the third quarter management developed a plan to consolidate certain brands in Europe in this category. This new plan results from several factors:

•	The Company believes that rationalizing its brands will enable the Company to more effectively allocate capital and other resources. In this regard, the Company is focused on promoting its brands globally and reducing the reliance on local or regional brands.

•	The brand that is targeted for rationalization has experienced sales declines, especially in the current year, and management believes it has more effective investment opportunities outside of this brand.

As a result of this plan, the Company recognized an impairment charge of $123.1 million related to this product line.

•	In the third quarter, management decided to rationalize several trademarks and trade names (brands), primarily in the Latin America businesses. The current plan is to reduce the number of brands from 76 to 12 over the next three years. As a result of this decision, the Company determined that certain brands that were previously considered to have indefinite lives were impaired. Accordingly, the Company wrote these trademarks and tradenames down to their fair value and will begin amortizing these brands over their remaining useful lives (generally three years). As a result of this reclassification, amortization expense is expected to increase by approximately $3 million in 2005. The total impairment charge recognized as a result of the decision to rationalize these brands was $37.2 million.

Home Fashions

Management decided to rationalize certain trademarks and tradenames (brands), primarily in the United Kingdom home fashions business, in order to focus on promoting more effective brands. As a result of this decision the Company determined that these brands became impaired, and accordingly these trademarks and tradenames, as well as certain associated patents, have been written off. The impairment charge associated with this decision was $17.2 million. Additionally, primarily as a result of an increase from the prior year in the discount rate (risk adjusted rate) used in calculating the enterprises’ fair value, an impairment charge of $8.4 million was recorded on goodwill. As of September 30, 2004, there was $23.9 of goodwill and other indefinite-lived intangible assets relating to this business.

Tools & Hardware / Other

The impairment charge recorded in the Tools & Hardware and Other segments primarily relates to patents that the Company will allow to expire and fixed assets that are currently held for sale, and accordingly, have been written down to fair value.

The Company cannot predict whether certain events might occur that would adversely affect the reported value of the remaining goodwill and other identifiable intangible assets. Such events may include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s customer base, or a material adverse change in its relationship with significant customers. Additionally, increases in the risk adjusted rate could result in additional impairment charges.

Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical in nature constitute forward-looking statements. These forward-looking statements may relate to information or assumptions about sales, income/(loss), earnings per share, capital expenditures, cash flow, expenses, costs and cost savings, and management’s plans, projections and objectives for future operations and performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the Company’s dependence on the strength of retail economies in various parts of the world; competition with numerous other manufacturers and distributors of consumer products; retailer customers’ strong bargaining power; changes in the prices of raw materials used by the Company; the Company’s ability to develop innovative new products and to develop, maintain and strengthen its end-user brands; the Company’s ability to improve productivity and streamline operations; the Company’s ability to integrate previously acquired businesses; the risks inherent in the Company’s foreign operations; and those factors listed above in this Current Report and in the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2004, including Exhibit 99.1 thereto, filed with the Securities and Exchange Commission.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL RUBBERMAID INC.
Date: October 28, 2004	By:	/s/ J. Patrick Robinson
J. Patrick Robinson
Vice President – Corporate Controller and Chief Financial Officer